EXHIBIT 99

Capstone Turbine Corporation Posts Highest Revenue and Gross Margin in Company History

CHATSWORTH, Calif., Nov. 9, 2011 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) reported operating results for its second quarter ended September 30, 2011 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011.

Financial Summary

Revenue for the second quarter of Fiscal 2012 was a record $27.5 million, increased 46% from the second quarter of Fiscal 2011 and a sequential increase of $3.2 million. Capstone shipped 172 units, or 23.6 megawatts, in the second quarter of Fiscal 2012, compared to 174 units, or 15.8 megawatts, in the same period last year. Megawatts shipped and revenue during the second quarter of Fiscal 2012 increased as a result of higher sales volume of our C65 microturbine and further market adoption of our C1000 Series product line. Average revenue per unit increased for the second quarter of Fiscal 2012 to approximately $130,000 compared to approximately $90,000 for the second quarter of Fiscal 2011.

Capstone's backlog as of the end of the second quarter of Fiscal 2012 was $113.7 million, increased 36% from the same period last year.

The gross margin for the second quarter of Fiscal 2012 was $1.7 million, or 6% of revenue, compared to $0.1 million, or 1% of revenue, during the second quarter of Fiscal 2011 and a gross margin of $0.5 million, or 2% of revenue in the previous quarter. The improvement in gross margin of $1.6 million was the result of a $3.6 million benefit from a change in product mix, which reflects the sale of higher priced microturbine products, increased microturbine service work and parts, as well as FPP contract enrollments during the second quarter of Fiscal 2012. All microturbine products had better margins than in the same period last year as a result of higher average selling prices and overall lower direct material costs. The $3.6 million benefit related to product mix was offset by increases in production and service center labor and overhead, royalty and warranty expense related to early C200 product.

Research and development expenses were $2.2 million for the second quarter of Fiscal 2012, increased $0.2 million from the second quarter of Fiscal 2011. The overall increase in R&D expenses resulted from increased salaries and supplies expense, offset by a decrease in consulting expense.

Selling, general and administrative expenses were $6.6 million for each of the second quarter of Fiscal 2012 and the second quarter of Fiscal 2011.

Capstone's net income was $1.3 million, or $0.00 per share, for the second quarter of Fiscal 2012, compared to net loss of $1.9 million, or $0.01 loss per share, reported for the second quarter of Fiscal 2011.

The improvement in net loss was primarily the result of the adoption of Accounting Standards Codification 815 "Derivatives and Hedging" which affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash benefit of $8.6 million to change in fair value of warrant liability during the second quarter of Fiscal 2012. Capstone's net loss for the second quarter of Fiscal 2012 before considering the non-cash benefit to the change in warrant liability would have been $7.3 million (calculated by deducting the $8.6 million change in warrant liability benefit from the $1.3 million reported net income), or $0.03 loss per share (calculated by deducting a $0.03 loss per share attributable to the change in warrant liability benefit from the $0.00 income per share reported). Capstone's loss from operations for the second quarter of Fiscal 2012 was $7.2 million, or 15%, lower than the $8.5 million loss from operations for the second quarter of Fiscal 2011.

Cash and cash equivalents for the second quarter of Fiscal 2012 were $20.3 million, a decrease of $1.8 million from June 30, 2011. Of the cash used, $2.9 million was related to changes in working capital accounts. During the second quarter of Fiscal 2012, we increased our revolving line of credit with Wells Fargo Bank to $15.0 million and extended the maturity date through September 30, 2014.

Conference Call

The Company will host a conference call today, Wednesday, November 9, 2011 at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 6,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	September 30, 2011	March 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$ 20,335	$ 33,456
Accounts receivable, net of allowance for doubtful accounts of $411 at September 30, 2011 and $212 at March 31, 2011	23,212	19,329
Inventories	23,460	19,267
Prepaid expenses and other current assets	1,877	2,369
Total current assets	68,884	74,421
Property, plant and equipment, net	5,307	5,939
Non-current portion of inventories	1,271	1,454
Intangible assets, net	3,175	3,574
Restricted cash	—	1,250
Other assets	454	381
Total	$ 79,091	$ 87,019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 19,750	$ 20,292
Accrued salaries and wages	1,592	1,555
Accrued warranty reserve	1,499	1,081
Deferred revenue	2,205	1,153
Revolving credit facility	12,335	7,080
Current portion of notes payable and capital lease obligations	33	214
Warrant liability	5,854	20,772
Total current liabilities	43,268	52,147
Long-term portion of notes payable and capital lease obligations	67	83
Other long-term liabilities	298	309
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 260,608,146 shares issued and 259,633,056 shares outstanding at September 30, 2011; 259,544,911 shares issued and 258,595,291 shares outstanding at March 31, 2011	261	260
Additional paid-in capital	750,618	747,962
Accumulated deficit	(714,280)	(712,648)
Treasury stock, at cost; 975,090 shares at September 30, 2011 and 949,620 shares at March 31, 2011	(1,141)	(1,094)
Total stockholders' equity	35,458	34,480
Total	$ 79,091	$ 87,019
CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Revenue	$ 27,473	$ 18,922	$ 51,755	$ 34,974
Cost of goods sold	25,804	18,803	49,579	35,367
Gross margin (loss)	1,669	119	2,176	(393)
Operating expenses:
Research and development	2,245	2,040	4,407	3,562
Selling, general and administrative	6,584	6,611	13,224	13,047
Total operating expenses	8,829	8,651	17,631	16,609
Loss from operations	(7,160)	(8,532)	(15,455)	(17,002)
Other income	2	—	6	4
Interest income	1	2	1	2
Interest expense	(173)	(196)	(404)	(506)
Change in fair value of warrant liability	8,594	6,937	14,220	16,181
Income (loss) before income taxes	1,264	(1,789)	(1,632)	(1,321)
Provision for income taxes	—	136	—	212
Net income (loss)	$ 1,264	$ (1,925)	$ (1,632)	$ (1,533)

Net income (loss) per common share
Basic	$ 0.00	$ (0.01)	$ (0.01)	$ (0.01)
Diluted	$ 0.00	$ (0.01)	$ (0.01)	$ (0.01)

Weighted average shares used to calculate net income (loss) per common share
Basic	259,412	245,510	259,364	243,890
Diluted	261,418	245,510	259,364	243,890
CONTACT: Capstone Turbine Corp.
         Investor and investment media inquiries:
         ir@capstoneturbine.com
         818-407-3628